GERSTEN, SAVAGE, KAPLOWITZ, WOLF & MARCUS, LLP
                          101 EAST 52 STREET, 9TH FLOOR
                            NEW YORK, NEW YORK 10022
                               TEL: (212) 752-9700
                               FAX: (212) 980-5192



                                                                January 14, 2005

LMIC, Inc.
6435 Virginia Manor Road
Beltsville, MD  20705

            Re:        LMIC Registration Statement on Form SB-2
                       File No. 333-121917

Ladies and Gentlemen:

            We have acted as counsel to LMIC, Inc. (the "Corporation") in connection with the preparation of the Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "1933 Act"), relating to the proposed public offering of up to 19,008,110 shares of the Corporation's common stock (the "Common Stock").

            In this connection, we have considered such questions of law and have examined such documents as we have deemed necessary to enable us to render the opinions contained herein.

            Based upon the foregoing, we are of the opinion that the shares of Common Stock covered by the Registration Statement will, when issued and sold in the manner described in the Registration Statement (as may be amended from time to time), be validly issued, fully paid and non-assessable.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                  Very truly yours,

                                  /s/ GSKWM

                                  GERSTEN, SAVAGE, KAPLOWITZ, WOLF & MARCUS, LLP